Credit Suisse
Credit Suisse Securities (USA) LLC
                                 11 Madison Ave New York, NY 10010  212-325-3295
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                           Real Estate Finance Group
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                          Real Estate Capital Markets
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                                                                   Hedges:  RA52

                              **PRICING RESULTS**
                                  CSMC 2006-C5
                Dated Date: 12/01/06 (12/22/06 for class A-MFL)
                            Settle Date: 12/22/2006
           (21 days accrued, except class A-MFL, which settles flat)
                              Rated Final 12/2039

Notes        Yield        $ Prx                         Swap      Spread
-----        -----        -----                         ----      ------
2            4.696%       99-27 3/4                     2         34.75
3            4.586%       100-3 1/4                     3         37.00
5            4.539%       99-26+                        4         37.75
10           4.571%       100-13+                       5         41.00
30           4.682%       97-3+                         6         42.00
                                                        7         43.00
                                                        8         44.25
                                                        9         45.50
                                                        10        47.00

                                   Initial           Assumed     Spread /                            Modified
Class   Rating (1)   ($) Balance   Coupon      WAL   Maturity    DM        Index  Price     Yield    Duration     CUSIP     Clearing
------------------------------------------------------------------------------------------------------------------------------------
A-1     Aaa/AAA        51,000,000  5.2560%     2.8   Sep-11      16        SWAPS  100.2500  5.133%   2.507      22545LAA7     DTC
A-2     Aaa/AAA       220,000,000  5.2460%     4.9   Jan-12      19        SWAPS  100.5000  5.138%   4.226      22545LAB5     DTC
A-AB    Aaa/AAA       149,203,000  5.3080%     7.4   May-16      26        SWAPS  100.5000  5.249%   5.932      22545LAC3     DTC
A-3     Aaa/AAA     1,200,000,000  5.3110%     9.7   Oct-16      24        SWAPS  100.5000  5.275%   7.410      22545LAD1     DTC
A-MFL   Aaa/AAA       100,000,000  5.5400%(2)  9.9   Nov-16      19        LIBOR  100.0000  N/A      7.515      22545LAF6     DTC
A-M     Aaa/AAA       242,977,000  5.3430%     9.9   Nov-16      27        SWAPS  100.5000  5.309%   7.510      22545LAG4     DTC
A-J     Aaa/AAA       287,244,000  5.3730%     9.9   Dec-16      30        SWAPS  100.5000  5.339%   7.513      22545LAH2     DTC
A-SP    Aaa/AAA     3,252,979,000  0.6683%     5.7   Dec-13      80        UST    3.6411    5.344%   2.911      22545LAJ8     DTC

(1) Moody's / S&P
(2) Based upon 1 Month Libor as of December 13th 2006 (5.35%). Initial Coupon will be determined based upon 1 Month Libor as of December 20, 2006.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-137192. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

This investment summary is a computational, structural and/or collateral term sheet prepared solely for informational purposes. No offer to sell or solicitation of any offer to purchase securities is being made hereby. This summary is designed for use by personnel to assist them in determining whether potential investors wish to proceed with an in-depth investigation of the proposed subject offering. While the information contained herein is from sources believed to be reliable, it has not been independently verified by Credit Suisse Securities (USA) LLC or any of its respective affiliates. Therefore, none of Credit Suisse Securities (USA) LLC nor any of its respective affiliates make any representations or warranties with respect to the information contained herein or as to the appropriateness, usefulness or completeness of these materials. Any computational information set forth herein (including without limitation any computations of yields and weighted average life) is hypothetical and based on certain assumptions (including without limitation assumptions regarding the rate and timing of voluntary and involuntary prepayments of the mortgage loan/loans or assumptions that the mortgage loan/loans will not be prepaid voluntarily or involuntarily or liquidated). The actual characteristics and performance of the mortgage loan/loans will differ from such assumptions and such differences may be material. This document is subj to errors, omissions and changes in the information and is subject to modification or withdrawal at any time with or without notice. These materials and the information contained herein supersedes any and all information contained in previously furnished computational, structural and/or collateral terms sheets and shall be superseded by any subsequently furnished terms sheets. These materials and the information contained herein shall be superseded by a final prospec prospectus supplement or similar private placement memorandum. No purchase of any securities may be made unless and until a final prospectus, prospectus supplement or similar private placement memorandum has been received by a potential investor and such investor has complied with all additional related offering requirements. The contents herein are not to be reproduced without the express written consent of Credit Suisse Securities (USA) LLC Credit Suisse Securities (USA) LLC and its affiliates expressly reserve the right, at their sole discretion, to reject any or all proposals or expressions of interest in the subject proposed offering and to terminate discussions with any par at any time with or without notice

                                                               December 13, 2006